                                                                   EXHIBIT 2(e)

                                      AGREEMENT OF PURCHASE AND SALE

                                               By and Among

                                      PHOENIX MARKETING GROUP, INC.,

                                              DOUGLAS REBAK,

                                              JOSEPH MACALUSO

                                                    and

                                       CULTURALACCESSWORLDWIDE, INC.









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                                      AGREEMENT OF PURCHASE AND SALE









                THIS AGREEMENT dated as of the 1st day of October, 1997 by and among Phoenix Marketing Group, Inc., a New Jersey corporation (the "Company"), Douglas Rebak and Joseph Macaluso (each a "Shareholder" and, collectively the "Shareholders") and CulturalAccessWorldwide, Inc., a Delaware corporation (the "Purchaser").


                                           W I T N E S S E T H:


                WHEREAS, the Company is engaged, among other things, in the business of database driven support and sample fulfillment to meet the rapidly changing needs of sales and marketing executives in the healthcare industry and related services including those set forth on Annex A attached hereto (such activities being hereinafter referred to as the "Business");

                WHEREAS, the Shareholders are the holders of an aggregate of 155 shares of the class A common stock, no par value (the "Common Stock"), of the Company, which shares constitute all of the issued and outstanding voting shares of capital stock of the Company;

                WHEREAS, effective on the date of the Closing (as hereinafter defined), the Purchaser, through its indirect wholly owned subsidiary PM Acquisition Corp., a Delaware corporation (the "Designee"), desires to acquire from the Company certain assets of the Company as described in Section I(C)(i) hereof (the "Assets") and, through the Designee, to assume certain liabilities and contractual obligations of the Company as described in Section I(C)(ii) hereof (the "Assumed Liabilities"), and the Company desires to sell or assign the Assets and to assign the Assumed Liabilities to the Purchaser, through the Designee, on the terms and subject to the conditions hereinafter set forth; and

                WHEREAS, to induce the Purchaser to enter into this Agreement and perform its obligations hereunder, each of the Shareholders has agreed to make the representations, warranties, covenants and agreements of the Shareholders (including the indemnification and non-competition agreements) set forth herein.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set





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                                                                               2




forth, and intending to be legally bound, the parties hereto hereby agree as follows:
                                                 SECTION I

                                      PURCHASE AND SALE OF THE ASSETS

                A. Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained:

                         (i)  The Company hereby sells, assigns and
conveys to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Company, the Assets.

                        (ii) The Company hereby assigns to the Purchaser and the Purchaser hereby accepts and assumes from the Company, the Assumed Liabilities.

                       (iii) The designation of the Designee to acquire the Assets and assume the Assumed Liabilities will in no event affect or limit in any respect the Purchaser's payment obligations hereunder.

                  B. Purchase Price. The purchase price (the "Purchase Price") for the Assets is: (i) $10,000,000, payable in cash; (ii) $2,500,000, by delivery of a 6.0% subordinated redeemable promissory note of the Purchaser (the "Redeemable Note"), substantially in the form of Exhibit A-1 attached hereto, payable to the order of the Company; (iii) $2,500,000, by delivery of a 6.0% convertible subordinated promissory note of the Purchaser (the "Convertible Note," and together with the Redeemable Note, the "Notes"), substantially in the form of Exhibit A-2 attached hereto, payable to the order of the Company; and
(iv) the contingent payments, if earned (the "Contingent Payments"), payable as provided in Section I(D) hereof. The Purchase Price payable at the Closing shall be made by delivery to the Company of (a) a wire transfer in immediately available funds to an account designated by the Company in the amount of $7,920,898.50 and, at the direction of the Company, a wire transfer in immediately available funds to accounts designated by Douglas Rebak and Joseph Macaluso in the amounts of $1,396,080.41 and $683,021.09, respectively, (in repayment of amounts owed by the Company to the Shareholders) and (b) the Notes.





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                                                                               3





                  C.       Assets; Assumed Liabilities.

                         (i)  The Assets shall consist of all assets,
business, contract rights, financial books and records and goodwill of every kind and nature, real, personal, and mixed, tangible and intangible, wherever located, of the Company used in or in any way related to the Business as conducted by the Company including but not limited to those Assets listed in
Schedule I hereto. The Assets shall not include the assets listed in Schedule II hereto (hereinafter, the "Excluded Assets").

                        (ii) The Assumed Liabilities shall consist of and shall be limited solely to the obligations and liabilities of the Company incurred in connection with the Business listed in Schedule III hereto. The Company shall remain liable for, and shall pay when due, any and all obligations and liabilities of the Company, other than the Assumed Liabilities.

                  D. Contingent Payments. In accordance with the provisions of
Schedule V hereto, within ninety (90) days after December 31, 1998, December 31, 1999 and December 31, 2000, the Purchaser shall deliver to the Company the Contingent Payments, if earned, payable with respect to the twelve-month periods ending December 31, 1998, December 31, 1999 and December 31, 2000, respectively. The amount of the Contingent Payments payable to the Company with respect to each such twelve-month period (each, a "Contingent Period") shall be based upon the EBITA (as defined in Section I(E) hereof) achieved by the Business during such Contingent Period. Each of the Contingent Payments, if any, shall be made by delivery to the Company of a certificate representing shares of common stock, $.01 par value ("Purchaser Common Stock"), of the Purchaser, registered in the name of the Company, in such numbers of shares as are determined in accordance with Schedule V hereto.

                  E. Computation of EBITA; Certain Adjustments. The Purchaser shall, within ninety (90) days after the end of each Contingent Period, compute the amount of the EBITA of the Business for such Contingent Period. The amount so computed shall be the EBITA for purposes of determining whether or not Contingent Payments shall be due and payable. Notwithstanding the determination of EBITA for any applicable period by the Purchaser, the Company shall receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such net revenues and EBITA have the right to review all work papers relating to the determination of EBITA. For purposes of this Agreement,





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                                                                               4




"EBITA" shall mean the earnings before interest, taxes and amortization of the Business (or, in the event that all or substantially all the assets and business of the Business shall have been transferred to another entity or entities, the allocable portion of the EBITA of such other entity or entities) for the applicable Contingent Period as determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices. For purposes of calculating EBITA for any Contingent Period, no deduction will be made for amortization of goodwill, corporate overhead charges and the Executive Expenses (as hereinafter defined).

                           Numbers of shares of Purchaser Common Stock
set forth herein shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the Purchaser Common Stock. Fractional shares shall be rounded to the nearest whole share.

                  In the event (a "Reorganization") of the consolidation or merger of the Purchaser with or into another person or the acquisition of all or substantially all the Purchaser Common Stock or all or substantially all of the assets of the Purchaser by another person (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the Purchaser Common Stock), the Purchaser shall have the option to pay the Company at such time as a payment is due pursuant to Section I(D) hereof, in lieu of the Purchaser Common Stock provided for in such Section, the consideration (the "Reorganization Consideration") per share in the form (in stock or cash or other consideration) payable to the other holders of Purchaser Common Stock in connection with such transaction, multiplied by the number of shares of Purchaser Common Stock deliverable to the Company provided for in
Section I(D) hereof.

                  F. Allocation. The Purchase Price for the Assets (including the Assumed Liabilities assumed by the Purchaser (or the Designee)) shall be allocated to the Assets and the Assumed Liabilities at their fair market values. The portion of the Purchase Price not allocated to specific Assets and Assumed Liabilities shall be allocated to goodwill.





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                                                                               5




                                                SECTION II

                                REPRESENTATIONS, WARRANTIES, COVENANTS AND
                              AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS

                  The Company and each of the Shareholders, jointly and severally, hereby represent and warrant to, and covenant and agree with, the Purchaser, as of the date of the Closing, that:

                  A. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, operations, assets and properties of the Business taken as a whole (a "Material Adverse Effect"). The Company has no subsidiaries, owns no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the Business and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a Material Adverse Effect. The copies of the articles of incorporation and by-laws of the Company which have been delivered to the Purchaser are complete and correct.

                  B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  C.       No Legal Bar; Conflicts.  Neither the
execution and delivery of this Agreement, nor the





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                                                                               6




consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Company or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of the Assets is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Material Adverse Effect. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit B attached hereto.

                  D. Financial Statements; No Undisclosed Liabilities. The Company and the Shareholders have delivered to the Purchaser balance sheets of the Company as of December 31, 1996, 1995 and 1994 and as of June 30, 1997 and the related statements of income, retained earnings and cash flows and the notes thereto for the periods then ended (hereinafter referred to as the "Financial Statements"). The Financial Statements with respect to the periods ended December 31, 1996, 1995 and 1994 have been audited by Price Waterhouse L.L.P., the Company's independent accountants, and the Financial Statements with respect to the period ended June 30, 1997 has been compiled by Simon, Tapper and Company, P.A., independent accountants. The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fully and fairly present the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods indicated. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Company of the types normally reflected in balance sheets as at the dates thereof. Except to the extent set forth in or provided for in the balance sheet of the Company as of December 31, 1996 included in the Financial Statements (the "1996 Balance Sheet") or as identified in Exhibit B, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company has no material liabilities or





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                                                                               7




obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. A true and correct copy of the Financial Statements is attached hereto as Exhibit C.

                  E. Absence of Certain Changes. Except as set forth in Exhibit B, subsequent to the date of the 1996 Balance Sheet, there has not been any (i) material adverse or prospective material adverse change in the condition of the Business, financial or otherwise, or in the results of the operations of the Company which has or could reasonably be expected to have a Material Adverse Effect; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of the Company; (iii) labor dispute or, to the best of the knowledge of the Company and each of the Shareholders, threatened labor dispute involving the employees of the Company; (iv) actual or, to the best of the knowledge of the Company and each of the Shareholders, threatened disputes pertaining to the Business with any major accounts of the Company, or actual or, to the best of the knowledge of the Company and each of the Shareholders, threatened loss of business from any of the major accounts of the Company; (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company; or (vi) other event or condition of any character, known to the Company or either of the Shareholders or which in the exercise of reasonable diligence should be known to the Company or either of the Shareholders, not disclosed in this Agreement pertaining to and materially adversely affecting the Assets or the Business.

                  F. Liabilities Incurred. Except as disclosed in Exhibit B, subsequent to the date of the 1996 Balance Sheet, the Company has not (i) incurred any bank indebtedness, entered into any leases, loan agreements or, except in the ordinary course of business consistent with past practices, contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (ii) permitted any liens or encumbrances to attach to the Assets.

                  G. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or in which the Company has any interest is set forth in Exhibit B. All such leased real property is held





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                                                                               8




subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company, except for defaults, if any, which would not have a Material Adverse Effect. Neither the Company nor either of the Shareholders has any knowledge of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit B. Neither the Company nor either of the Shareholders has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                  H. Title to Assets; Condition of Property. The Company has good and valid title to the Assets, including, without limitation, the properties and assets reflected in the 1997 Balance Sheet (except for assets leased under leases set forth in Exhibit B, assets sold or retired and accounts receivable collected upon, since the date of the 1997 Balance Sheet in the ordinary course of business consistent with past practices). The Company has the right, power and authority to sell and transfer the Assets to the Purchaser (or the Designee) and upon such transfer, the Purchaser (or the Designee), will acquire good and marketable title to the Assets, free and clear of all liens, charges, encumbrances, security interests or claims whatsoever. The Assets include all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Company and as necessary in the normal course of business. None of the Assets is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit B. None of the Assets (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which could reasonably be expected to have a Material
Adverse Effect. The books and records of the Company accurately reflect the materials of customers and clients held on the premises of the Company.

                  I. Taxes. Except as set forth in Exhibit B, the Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns,





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                                                                               9




reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. The Company has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements, and the amount of the Company's unpaid Taxes does not exceed the accrual for Taxes reflected in the Financial Statements for the period ended December 31, 1996. Since the date of the 1996 Balance Sheet, the Company has not incurred any tax liability other than in the ordinary course of business. No Tax Return of the Company has ever been audited. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit B), no written inquiries or notices have been received by the Company from any Taxing authority with respect to possible claims for Taxes, the Company has no reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. The Company has delivered to the Purchaser copies of the federal and state income Tax Returns filed by the Company for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed.

                  J.       Permits; Compliance with Applicable Law.

                              (i)   General.  The Company is not in default
under any, and has complied with all applicable, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or the Assets as to which a default or failure to comply might have a Material Adverse Effect. Neither the Company nor either of the Shareholders has any knowledge of any basis for assertion of any violation of the





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                                                                              10




foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither the Company nor either of the Shareholders has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                             (ii)   Permits; Intellectual Property.  Set
forth in Exhibit B is a complete and accurate list of all material permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company in connection with the Business. The Permits set forth in Exhibit B are all the Permits required for the conduct of the Business. All the Permits set forth in Exhibit B are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and, to the best of the knowledge of the Company and each of the Shareholders, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing material defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit. Neither the Company nor either of the Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Exhibit B. The use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. Except as set forth in Section II(J)(iii) below, the Company is not required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body by reason of the conduct of the Business.

                            (iii)   Environmental.  (a)  The Company has
duly complied in all material respects with and the real estate subject to the leases listed on Exhibit B and improvements thereon, and all other real estate leased by the Company, and the improvements thereon (all such owned or leased real estate hereinafter referred to collectively as the "Premises") are in compliance in all material respects with, the provisions of all federal, state and local





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                                                                              11




environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

                                (b) The Company has not received any
notice of, and neither the Company nor either of the Shareholders knows of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by the Company.

                  K.            Accounts Receivable; Accounts Payable.

                  (i) The accounts receivable of the Company are in their entirety valid accounts receivable, arising in the ordinary course of business.

                  (ii) The accounts and notes payable and other accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Business subsequent to the date of the 1996 Balance Sheet, are in all respects valid claims that arose in the ordinary course of business. Since the date of the 1996 Balance Sheet, the accounts and notes payable and other accrued expenses of the Business have been paid in a manner consistent with past practice.

                  L. Contractual and Other Obligations. Set forth in Exhibit B is a list and brief description of all material (i) contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company is a party or by which the Company or any of the Assets is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings);
(ii) obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company is in excess of $50,000; and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company nor, to the best of the knowledge of the Company and each of the Shareholders, any other party is in default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a





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                                                                              12




default under any covenant or condition under any Contract, except where such default would not have a Material Adverse Effect. The Company is not a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. The Company is not a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                  M. Compensation. Set forth in Exhibit D attached hereto is a list of all material agreements between the Company and each person employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in Exhibit D is a list of all employees of the Company entitled to receive annual compensation in excess of $40,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company. The Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits or any ownership interest in the Company or the Business.

                  N. Employee Benefit Plans. Except as set forth in Exhibit E attached hereto, the Company does not maintain or sponsor, nor does it contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and





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                                                                              13




all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans prior to the date hereof. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                     (i) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification;

                    (ii) The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan (within the meaning of Section 3(37) of ERISA);

                   (iii) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

                    (iv) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                     (v) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

                    (vi) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

                   (vii) Except as set forth in Exhibit E, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any





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                                                                              14




         governmental agency have been so filed on or before their due date; and

                  (viii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Company has complied with the notice and continuation requirements of Section 4980B of the Code or Section 601 of ERISA and the regulations thereunder.

                  O. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours, which violations would have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Exhibit B, the Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best of the knowledge of the Company and each of the Shareholders, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, or, to the best of the knowledge of the Company and each of the Shareholders, threatened against or involving the Business. No issue with respect to union representation is pending or threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

                  P. Increases in Compensation or Benefits. Except as set forth in Exhibit D, subsequent to the date of the 1996 Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit E; provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to either of the Shareholders (or any members of the families of either of the Shareholders). Except as set forth in Exhibit D, all bonuses heretofore granted to employees of the Company have been paid in full to such employees. The vacation policy of the Company is set forth in Exhibit E. Except as set forth in Exhibit E, no employee of the Company is entitled to vacation time in excess of three weeks during the current calendar year and no employee of the Company has any accrued vacation or sick time with respect to any prior period.

                  Q. Insurance. A list and brief description of the insurance policies maintained by the Company with respect to the Business is set forth in Exhibit B. Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Company has adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against the Business for occurrences prior to the date of the Closing.

                  R. Conduct of Business. The Company is not restricted from conducting the Business in any location by agreement or court decree.

                  S. Allowances. The Company has no obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

                  T. Use of Names. All names under which the Company currently conducts the Business are listed in Exhibit B. To the best of the knowledge of the Company and each of the Shareholders, there are no other persons or businesses conducting businesses similar to those of the Company in the State of New Jersey having the right to use or using the names set forth in Exhibit B or any variants of such names; and no other person or business has ever attempted to restrain the Company or either of the Shareholders from using such names or any variant thereof.

                  U. Power of Attorney. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

                  V. Litigation; Disputes. Except as set forth in Exhibit B, there are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of the Company and each of the Shareholders, threatened against or affecting the Company, the Business or any of the Assets, no such claim, dispute, action, suit, proceeding or investigation has been pending, or, to the best of the knowledge of the Company and each of the Shareholders, threatened during the five-year period preceding the date of the Closing and, to the best of the knowledge of the Company and each of the Shareholders, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor either of the Shareholders has any knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

                  W. Location of Business and Assets. Set forth in Exhibit B is each location (specifying state, county and city) where the Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including equipment and furniture.

                  X. Computer Software. The Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Company's business operations (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Exhibit B (the "Licenses"). The Company has no knowledge that any of the Licenses may not be valid or enforceable by the Company or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Company has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses, except with respect to its electronic territory management systems (ETMS) business.

                  Y. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Company or either of the Shareholders set forth herein, in the exhibits hereto or in any document delivered by the Company or either of the Shareholders to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  Z. Investment. (i) The Company has had access to such information relating to the business and affairs of the Purchaser which the Company and the Shareholders have reasonably requested, and all additional information which the Company and the Shareholders have considered necessary to verify the accuracy of the information so received. The Company and the Shareholders have had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, each of the Company and the Shareholders is familiar with the operations, business plans and financial condition of the Purchaser.

                             (ii)   Each of the Company and each of the
Shareholders understands that the Purchaser may issue and deliver to the Company, as part of the Contingent Payments and upon conversion of the Convertible Note, shares of Purchaser Common Stock pursuant to this Agreement, without compliance with the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Each of the Company and each of the Shareholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                            (iii)   Each of the Company and each of the
Shareholders understands that, under existing rules of the Securities and Exchange Commission (the "SEC") the Company, may be unable to sell its shares of Purchaser Common Stock except to the extent that its shares of Purchaser Common Stock may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (iii) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). Each of the Company and each of the Shareholders understands that the Purchaser is under no obligation to effect a registration of their shares of Purchaser Common Stock under the Securities Act.

                             (iv)   Each of the Company and each of the
Shareholders is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such rule.

                              (v)   Each of the Company and each of the
Shareholders is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of Purchaser Common Stock and their financial position is such that they can afford to retain the shares of Purchaser Common Stock for an indefinite period of time without realizing any direct or indirect cash return on their investment.

                             (vi)   The Company is acquiring its shares of
Purchaser Common Stock for its account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.
                                                SECTION III

                                REPRESENTATIONS, WARRANTIES, COVENANTS AND
                                      AGREEMENTS OF THE SHAREHOLDERS

                  Each of the Shareholders hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                  A. Authority. Such Shareholder is fully able to execute and deliver this Agreement and to perform such Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound.
                                                SECTION IV

                                  ADDITIONAL REPRESENTATIONS, WARRANTIES
                                       AND COVENANTS OF THE COMPANY,
                                     THE SHAREHOLDERS AND THE PURCHASER

                  A. Publicity. Each of the Company and each of the Shareholders covenants and agrees, jointly and severally, that any and all publicity (whether written or oral) and notices to third parties (other than employees of the Company) concerning the sale of the Assets and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser.

                  B. Correspondence, etc. Each of the Company and each of the Shareholders covenants and agrees, jointly and severally, that each of them will deliver to the Purchaser, promptly after the receipt thereof, all inquiries, correspondence and other materials received by either of them from any person or entity relating to the Business or the Assets.

                  C. Books and Records. Each of the Company and each of the Shareholders represents and warrants, jointly and severally, that the books and records of the Company are in all respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. All of such books and records have been available for inspection by the Purchaser and its representatives. Each of the Company and each of the Shareholders covenants and agrees, jointly and severally, that each of them shall give the Purchaser reasonable access to the historical financial books and records of the Company, to the extent such books and records are not included in the Assets, for a period of five years from the date of the Closing. The Company and each of the Shareholders shall retain all such books and records in substantially their condition at the time of the Closing. None of such books and records shall be destroyed without the prior written approval of the Purchaser or without first offering such books and records to the Purchaser.

                  D. Discharge of Obligations. Each of the Company and each of the Shareholders covenants and agrees, jointly and severally, to pay promptly and otherwise to fulfill and discharge all obligations and liabilities of the Company which are not Assumed Liabilities hereunder when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against the Assets, the Business or the Purchaser, result in the imposition of any lien, charge or encumbrance on any of the Assets, or adversely affect the Purchaser's title to or use of any of the Assets.

                  E.       Delivery of Funds.  Each of the Company
and/or the Shareholders shall deliver on a daily basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by any of them (i) comprising payment of any of the accounts receivable of the Company constituting a part of the Assets and (ii) comprising payment of any amounts due from customers of the Company or others for services rendered by the Company prior to the Closing, including pursuant to any agreements constituting part of the Assets.

                  F. Pass Through of Rights and Obligations. To the extent that the Company and the Shareholders are unable to obtain any necessary consents of third parties prior to the consummation of the transactions contemplated hereby under the contracts, agreements, leases, insurance policies and other instruments of the Company which are part of the Assets and are set forth in Exhibit B (the "Exhibit B
Contracts"), each of the Company and each of the Shareholders covenants and agrees to use their best efforts to obtain such consents within thirty (30) days after the Closing. The Company and the Shareholders covenant and agree (i) not to assign any such Exhibit B Contract to any party other than the Purchaser (or the Designee), (ii) to use their best efforts to keep such Exhibit B Contract in full force and effect, except as otherwise directed by the Purchaser, (iii) to operate under such Exhibit B Contract only under the direction of the Purchaser, (iv) to the extent such Exhibit B Contract requires by its terms the performance of services by the Company, that the Purchaser is hereby subcontracted and employed to perform all such services on behalf of the Company, (v) to remit or otherwise provide to the Purchaser all revenues and other benefits derived from such Exhibit B Contract immediately upon receipt thereof and (vi) in the case of any Exhibit B
Contract, in the event that such consent cannot be obtained, to cooperate with the Purchaser and the other party to such Exhibit B Contract to enable the Purchaser to enter into a contract directly with such other party.

                  G. Working Capital. On or before 270 days from the date of the Closing (the "Reconciliation Date"), the Purchaser shall calculate the amount of the actual collections by the Purchaser after the date of the Closing and prior to 180 days from the date of Closing (the "Collection Period") of the accounts receivable of the Business which were outstanding on the date of the Closing (the "Pre-Closing Receivables"). In the event that the sum of the collections of Pre-Closing Receivables during the Collection Period plus the amount of cash of the Company on the date of the Closing available to the Purchaser (the "Closing Cash") exceeds (the "Excess") the sum of $1,800,000 plus the aggregate amount of the accounts payable and accrued expenses of the Company included in the Assumed Liabilities as of the date of the Closing (such sum is herein after referred to as the "Target Amount"), the Purchaser shall pay to the Company the amount of such Excess on or before the Reconciliation Date. In the event that the sum of the amount collected plus the Closing Cash shall be less (the "Shortfall") than the Target Amount, each of the Company and the Shareholders, jointly and severally, shall be obligated to pay on or before the Reconciliation Date to the Purchaser the amount of the Shortfall. The Purchaser shall permit the Company to review the Purchaser's calculations of collections of Pre-Closing Receivables and the amounts of the Closing Cash, the accounts payable and accrued expenses of the Business and the parties agree to negotiate in good faith to resolve any controversies relating to such calculations.

                  H. Post-Closing Operations. Subsequent to the Closing, the Shareholders shall assist the Purchaser and do all things reasonably requested by the Purchaser in connection with the recruitment of an executive (the "Executive") who will be groomed to manage the day-to-day operations of the Business. The Executive shall report to the President of the Phoenix Marketing Group Division of the Purchaser. In addition, the Purchaser agrees to pay all recruiting related costs with respect to the Executive and the Executive's salary for the first six months of his employment (such expenses, the "Executive Expenses"). The Purchaser agrees that, subsequent to the Closing, the Business shall have its offices at One Phoenix Drive, Lincoln Park, New Jersey and 99 Beaver Brook Road, Lincoln Park, New Jersey. In addition, the Purchaser agrees to cause its Phoenix Marketing Group Division to offer employment to Robert Taylor under a three-year employment agreement.

                  I. Note Payments. The Purchaser hereby acknowledges that it will have sufficient resources to pay the Notes, if a cash payment thereunder is required, and a sufficient number of authorized but unissued shares of Purchaser Common Stock to issue the number of shares of Purchaser Common Stock required to be issued upon conversion of the Convertible Note.


                                                 SECTION V

                                                  CLOSING

                  A. Time and Place of Closing. The closing of the purchase and sale of the Assets as set forth herein

(the "Closing") shall be held at the offices of Haythe & Curley, 20th Floor, 237 Park Avenue, New York, NY 10017, on October 16, 1997 or such other time and place as the parties mutually agree upon.

                  B. Delivery of Assets. Delivery of the Assets shall be made by the Company to the Purchaser (or the Designee) at the Closing by delivering such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in the Purchaser (or the Designee) title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all liens, charges, encumbrances and security interests whatsoever.

                  C. Sales and Use Taxes. Any and all sales or use Taxes or any other Taxes or charges assessed in connection with this transaction shall be paid by the Company.


                                                SECTION VI

                              CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE

                  The obligation of the Company to sell the Assets and the obligation of the Company otherwise to consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Company in writing in its sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the Closing:

                  A. No Litigation. No action, suit or proceeding against the Company, either of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  B. Representations and Warranties. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Purchaser shall deliver to the Company a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects, and, on the date of the Closing, the Purchaser shall deliver to the Company a certificate dated the date of the Closing to such effect.

                  C. Other Certificates. The Company shall have received such additional certificates, instruments and other documents in form and substance satisfactory to it and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  D. Deliveries. All deliveries by the Purchaser required hereunder, including the Purchase Price deliverable at the Closing, shall have been made.

                  E. Employment Agreements. The Purchaser (or the Designee) and each of the Shareholders shall have entered into employment agreements (the "Employment Agreements") substantially in the form of Exhibits F-1 and F-2, respectively, attached hereto.

                  F. Lease. The Purchaser (or the Designee) and Phoenix Realty Partners shall have entered into a lease (the
"Lease") substantially in the form of Exhibit I attached hereto.

                  G. Opinion of the Purchaser's Counsel. The Company and the Shareholder shall have received an opinion of Haythe & Curley, counsel for the Purchaser, delivered to the Company and the Shareholders, pursuant to the instructions of the Purchaser, dated the date of Closing, in form and substance reasonably satisfactory to counsel for the Company and the Shareholders.

                  H.       Security Agreement.       The Purchaser (or the
Designee) and the Company shall have entered into a security agreement (the "Security Agreement") substantially in the form of Exhibit J attached hereto.


                                                SECTION VII

                             CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  The obligation of the Purchaser to purchase the Assets and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

                  A. Opinion of the Company's Counsel. The Purchaser shall have received an opinion of Winne, Banta, Rizzi, Hetherington & Basralian P.C., counsel for the Company and the Shareholders, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholders, dated the date of the Closing, substantially to the effect set forth in Exhibit G attached hereto.

                  B. No Litigation. No action, suit or proceeding against the Company, either of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Company and each of the Shareholders herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Company and the Shareholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and each of the Shareholders on or before the date of the Closing shall have been duly complied with and performed in all material respects and, on the date of the Closing, the Company and each of the Shareholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                  D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Company or each of the Shareholders to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or the Business.

                  F. Employment Agreements. The Purchaser (or the Designee) and the Shareholders shall have entered into the Employment Agreements.

                  G. Deliveries. All deliveries by the Company and the Shareholders required hereunder shall have been made, including such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in the Purchaser (or the Designee) title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all liens, charges, encumbrances and security interests whatsoever.

                  H. Change of Name. The Company acknowledges that the Company's name is included in the Assets being purchased hereunder, and accordingly, the Purchaser shall have received evidence that the Company has taken all steps necessary to change its name to a corporate name other than Phoenix Marketing Group, Inc. and a written consent duly executed by the Company evidencing its consent to the use by the Purchaser and any subsidiaries, affiliated companies or assigns of the Purchaser of the name "Phoenix Marketing" and variants thereof.

                  I. Shareholder Agreement. The Company and the Purchaser shall have entered into a Shareholder Agreement in the form of Exhibit H attached hereto.

                  J. Key Employee Options. The Purchaser shall grant to the Key Employees options to acquire an aggregate of up to 25,000 shares of Purchaser Common Stock pursuant to the Purchaser's Stock Option Plan.

                  K. Lease. The Purchaser (or the Designee) and Phoenix Realty Partners shall have entered into the Lease.

                  L. Release of Liens. The Purchaser shall have received evidence satisfactory to the Purchaser and its counsel of the release of the liens and security interests related to the Assets described in Exhibit B attached hereto, including, but not limited to, the release of any liens and security interests of Fleet Bank, for itself and as successor in interest to National Westminster Bank, against receipt by Fleet Bank from the Purchaser of $1,046,247.51.
                                               SECTION VIII

                                              INDEMNIFICATION

                  A.       Indemnification by the Company and the
Shareholders. Each of the Company and each of the Shareholders, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser (or the Designee) as a result of or arising from (a) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by the Company or each of the Shareholders herein or (b) any liabilities or obligations of the Company which are not Assumed Liabilities. For purposes hereof "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser (or the Designee), including, without limitation, in any action or proceeding between the Purchaser and either of the Shareholders and/or the Company or in any action or proceeding between the Purchaser and any third party. In addition to the right of the Purchaser to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any payment of principal of or interest on the Convertible Note and, after conversion of the Convertible Note, against the Escrowed Stock (as hereinafter defined); provided, however, that the Purchaser shall not have the right to set-off under this Section VIII(A) the amount of the Purchaser's Damages which it may sustain or incur by reason of a breach of either of the Shareholders' covenants contained in Section IX hereof. Upon conversion of the Convertible Note in accordance with the terms thereof, the Company and the Shareholders agree that the Company shall place in escrow with the Purchaser such number of shares of Purchaser Common Stock (the "Escrowed Stock") issued upon conversion of the Convertible Note such that the value of the Escrowed Stock multiplied by the Market Value (as hereinafter defined) shall equal $1,500,000 on the date of conversion. For purposes hereof, "Market Value" shall mean the price per share to the public in the IPO (as defined in the Convertible
Note) of the Purchaser Common Stock. The Purchaser shall be entitled to set off the amount of any Purchaser's Damages against the Escrowed Stock (either by cancelling such number of shares of Escrowed Stock equal in value (based on the average closing price of the Purchaser Common Stock as reported in The Wall Street Journal, Eastern Division) to the amount of the Purchaser's Damages or by causing the Company to sell shares of Escrowed Stock, the net proceeds of which shall be equal to the amount of the Purchaser's Damages and to remit the net proceeds thereof to the Purchaser). The Purchaser shall hold the Escrowed Stock in escrow for a period commencing on the date of conversion and ending one year from the date of Closing, unless prior to such date notice has been given by the Purchaser to the Company of a claim for Purchaser's Damages, in which case Purchaser shall be entitled to retain an amount of Escrowed Stock equal in value (based on the average closing price of the Purchaser Common Stock as reported in the Wall Street Journal, Eastern Division) to the amount of such claim until the resolution of such claim.

                  B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless each of the Company and either of the Shareholders from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholders' Damages"; the Shareholders' Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholders' Counsel Expenses (as hereinafter defined), sustained or incurred by the Company and/or either of the Shareholders as a result of or arising from (a) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein or (b) the Assumed Liabilities. For purposes hereof "Shareholders' Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Company and/or either of the Shareholders, including, without limitation, in any action or proceeding between either of the Shareholders and/or the Company and the Purchaser or in any action or proceeding between either of the Shareholders and/or the Company and any third party.

                  C. Procedure for Indemnification. In the event that any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section VIII, the party from whom such indemnity may be sought (the "Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. The Indemnifying Party shall within 30 days pay to the Indemnified Party the amount of the Damages so specified

                  D. Agreements Concerning Indemnification. It is specifically understood and agreed that:

                        (i) The Company and the Shareholders shall not be obligated to indemnify the Purchaser for the Purchaser's Damages unless and until the aggregate amount of all claims for such Purchaser's Damages exceeds $50,000 (the "Basket")





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                                                                              28




at which time claims may be asserted for the excess of such amount.

                       (ii) The Company and the Shareholders shall not be obligated to indemnify the Purchaser for the Purchaser's Damages in excess of an aggregate of $1,500,000 (the "Cap") and the obligations of the Company and the Shareholders for indemnification hereunder shall terminate when the Cap has been paid.
                                                SECTION IX

                                         NON-COMPETITION AGREEMENT

                  Following the consummation of the transactions contemplated hereby, and in consideration thereof, neither the Company nor either of the Shareholders shall, (a) subsequent to the date of the Closing and until five years after the date of the Closing, directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture which is competitive with the business of database driven support and sample fulfillment to meet the rapidly changing needs of sales and marketing executives in the healthcare industry and related services including those set forth on Annex A attached hereto, (ii) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group (as hereinafter defined) any person who was or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Purchaser Group, either on the Company's or the Shareholder's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (iii) solicit or entice or endeavor to solicit or entice away any person who was or is at the time of the solicitation or enticement a client or customer of any member of the Purchaser Group, either on the Company's or the Shareholder's own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the Purchaser Group or the business reputation or good name of





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                                                                              29




any member of the Purchaser Group, or be otherwise detrimental to the Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Purchaser Group. Because the remedy at law for any breach of the foregoing provisions of this Section IX would be inadequate, the Company and each of the Shareholders hereby consent, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XI(F) hereof.

                  The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                  For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and parent entities operating in the same lines of business.
                                                 SECTION X

                                            BROKERS AND FINDERS

                  A. The Company's and the Shareholders' Obligation. The Purchaser shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Company or either of the Shareholders in connection with this Agreement and the transactions contemplated hereby, and the Company and each of the Shareholders, jointly and severally, hereby agree to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                  B. The Purchaser's Obligation. Neither the Company nor either of the Shareholders shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Company and each of the Shareholders harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.





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                                                                              30




                                                SECTION XI

                                               MISCELLANEOUS

                  A.       Notices.  All notices, requests or
instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

                           (1)      If to the Company or the Shareholders:

                                    c/o Phoenix Realty Partners
                                    One Phoenix Drive
                                    Lincoln Park, New Jersey

                                    with a copy to:

                                    Winne, Banta, Rizzi,
                                      Hetherington & Basralian, P.C.
                                    Court Plaza North
                                    25 Main Street, 5th Floor
                                    Hackensack, New Jersey  07602
                                    Attention:  Joseph L. Basralian, Esq.
                                    Telecopy No.:   (201) 525-9460
                                    Telephone No.:  (201) 487-3800

                           (2)      If to the Purchaser:

                                    c/o Foster Management Company
                                    1018 West Ninth Avenue
                                    King of Prussia, Pennsylvania  19406
                                    Attention: Stephen F. Nagy
                                    Telecopy No.:   (610) 992-3390
                                    Telephone No.:  (610) 992-7650

                                    with a copy to:

                                    Haythe & Curley
                                    237 Park Avenue
                                    New York, New York  10017
                                    Attention:  Robert A. Ouimette, Esq.
                                    Telecopy No:    (212) 682-0200
                                    Telephone No.:  (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.





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                                                                              31





                  B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, for a period of twelve (12) months, except (a) for covenants and agreements to be performed subsequent to the Closing and (b) that nothing in the foregoing shall be deemed to diminish any Indemnifying Party's indemnification obligations to an Indemnified Party respecting (x) any claim for Damages under Section VIII hereof for which notice to the Indemnifying Party has been given prior to the end of such twelve (12) month period, (y) the representations and warranties contained in Sections II(H), (I), (V) and (Z) and claims for common law fraud, each of which shall survive for the duration of the applicable statutes of limitations or (z) claims based upon the Purchaser's failure to pay any Assumed Liabilities or the Company's failure to pay any of its liabilities (other than the Assumed Liabilities), which shall survive for the duration of any applicable statutes of limitations governing third party claims made with respect thereto.

                  C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. Each of the Shareholders agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the S-X Financial Statements.

                  E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

                  F. Injunctive Relief. Notwithstanding the provisions of
Section XI(G) hereof, in the event of a breach or threatened breach by the Company or either of the Shareholders of the provisions of Section IX of this Agreement, each of the Company and each of the Shareholders hereby consents and agrees that the Purchaser shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to XI(G) to an





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                                                                              32




injunction or similar equitable relief restraining the Company or either of the Shareholders, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Company or either of the Shareholders, as the case may be, under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the federal courts for the District of New Jersey and the New Jersey state courts located in such District for any proceedings under this
Section XI(F). The parties hereto agree that the availability of arbitration in
Section XI(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section XI(F).

                  G. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof shall, except as provided in
Section XI(F) hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association for a single arbitrator then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the Hackensack, New Jersey area. The arbitrator shall award attorney's fees to the prevailing party.

                  H. Invalidity. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitrator shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity,





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                                                                              33




illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Purchaser, respectively, and the legal representatives and heirs of the Shareholders.

                  J. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles.

                  K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                            *        *        *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                            PHOENIX MARKETING GROUP, INC.


                                            By: /s/ Douglas Rebak
                                               ___________________________
                                               Name: Douglas Rebak
                                               Title: President


                                                 /s/     Douglas Rebak
                                                ------------------------------
                                                         Douglas Rebak


                                                  /s/    Joseph Macaluso
                                                  ------------------------------
                                                         Joseph Macaluso



                                            CULTURALACCESSWORLDWIDE, INC.



                                            By:____________________________
                                               Name: ______________________
                                               Title:______________________


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                                                                              35